Exhibit 99.1

 Ocugen Announces Completion of its Merger with Histogenics to Create Nasdaq-Listed Clinical-Stage Company Developing Novel Ocular Gene Therapies and Biotherapeutics

MALVERN, PA, September 30, 2019 (BUSINESSWIRE) - Ocugen, Inc., (NASDAQ: OCGN), a clinical stage biopharmaceutical company focused on innovative therapies that address rare and underserved eye diseases, today announced the completion of its merger with Histogenics Corporation (previously NASDAQ: HSGX), and the change of the combined company’s name to “Ocugen, Inc.” Ocugen is expected to begin trading today on The Nasdaq Capital Market under the ticker symbol “OCGN.” The executive team of Ocugen has become the executive team of the combined company, led by Shankar Musunuri, Ph.D., M.B.A., as Chairman, Chief Executive Officer and Co-Founder.

“Today marks the beginning of a new chapter for Ocugen, as a publicly traded company” said Dr. Musunuri.  “We believe shareholders will benefit from our broad pipeline, which includes OCU300, an orphan drug candidate for ocular graft versus host disease in Phase 3 clinical trials, our modifier gene therapy platform, and OCU400, our first gene therapy product with two distinct orphan drug designations for patients with inherited retinal diseases, and our retinal disease programs in wet age-related macular degeneration and retinitis pigmentosa.”

Also as previously announced, the combined company has a seven-person board, comprised of the following directors: Dr. Shankar Musunuri (who serves as Chairman of the Board), Uday B. Kompella, Ph.D. (Co-Founder), Ramesh Kumar, Ph.D., Frank N. Leo, Manish Potti, Suha Taspolatoglu, M.D., and John Zhang, Ph.D.

About the Merger

Immediately prior to the merger, Ocugen completed a private placement financing of approximately $25 million under the terms of the securities purchase agreement previously announced in August 2019. Additionally, immediately prior to the merger, Histogenics effected a reverse stock split of its common stock at a ratio of 1-for-60.  As a result of the merger, after taking into account the reverse stock split, stockholders of Ocugen prior to the merger received shares of common stock of the combined company at an exchange rate of 0.4794.

Chardan Capital Markets LLC acted as exclusive financial advisor to Ocugen on the transaction and Morgan, Lewis & Bockius LLP served as legal counsel to Ocugen.  Canaccord Genuity LLC acted as exclusive financial advisor to Histogenics on the transaction and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP served as legal counsel to Histogenics.

About Ocugen, Inc.

Ocugen, Inc. is a clinical stage biopharmaceutical company focused on discovering, developing and commercializing a pipeline of innovative therapies that address rare and underserved eye diseases. The Company offers a robust and diversified ophthalmology portfolio that includes novel gene therapies, biologics, and small molecules and targets a broad range of high-need retinal and ocular surface diseases.  Ocugen is leveraging its groundbreaking modifier gene therapy platform to address genetically diverse inherited retinal disorders and dry AMD, based on nuclear hormone receptor genes NR2E3 (OCU400) and RORA (OCU410), respectively.  OCU400 has received two orphan drug designations (ODD) targeting two distinct IRDs. Ocugen is also developing novel biologic therapies for wet-AMD, DME and diabetic retinopathy (OCU200), as well as for retinitis pigmentosa (OCU100).  The Company’s late-stage Phase 3 trial for patients with ocular graft versus host disease (oGVHD)(OCU300) leverages Ocugen’s patented OcuNanoE — Ocugen’s ONE Platform™ technology to enhance the efficacy of topical ophthalmic therapeutics. OCU300 is the first and only therapeutic with ODD for oGVHD, providing certain regulatory and economic benefits. For more information, please visit www.ocugen.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in Histogenics’ Registration Statement on Form S-4 (Reg. No. 333-232147), as amended, filed with the SEC.  Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Ocugen, Inc.

Kelly Beck
kelly.beck@ocugen.com
+1 484-328-4698